                                                                    EXHIBIT 99.1

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                           Consolidated Balance Sheet

                                December 31, 2002

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Texas Eastern Products Pipeline Company, LLC:


We have audited the accompanying consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2002. This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


                                                     KPMG LLP


Houston, Texas
May 15, 2003

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                           Consolidated Balance Sheet

                                December 31, 2002

                                 (In thousands)


                                     ASSETS
Accounts receivable, related parties                                        $     53,484
Advances to Duke Energy Field Services, L.P.                                       1,252
Investment in TEPPCO Partners, L.P.                                               12,770
                                                                            ------------
                 Total assets                                               $     67,506
                                                                            ============
                         LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
     Accrued income taxes                                                   $        134
Deferred income taxes                                                              1,166
Member's equity:
     Member's equity                                                              76,206
     Note receivable, Duke Energy Field Services, L.P.                           (10,000)
                                                                            ------------
                 Total member's equity                                            66,206
Commitments and contingencies
                                                                            ------------
                 Total liabilities and member's equity                      $     67,506
                                                                            ============

See accompanying notes to consolidated balance sheet

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                       Notes to Consolidated Balance Sheet

                                December 31, 2002



(1)      BASIS OF PRESENTATION

         The accompanying consolidated balance sheet as of December 31, 2002 includes the accounts of Texas Eastern Products Pipeline Company, LLC and its wholly owned subsidiary TEPPCO Investments, LLC (collectively, the Company). On March 31, 2000, Texas Eastern Products Pipeline Company and TEPPCO Investments, Inc. were converted to limited liability companies, with a resulting name change for both companies to Texas Eastern Products Pipeline Company, LLC and TEPPCO Investments, LLC, respectively. Additionally on March 31, 2000, Texas Eastern Products Pipeline Company, LLC (the LLC) distributed its ownership of a wholly owned subsidiary, TEPPCO Holdings, Inc. to Duke Energy Corporation (Duke Energy), the Company's ultimate parent. The LLC also distributed to, and Duke Energy assumed, all assets and liabilities of the LLC, except those relating to the performance of its duties as general partner of TEPPCO Partners, L.P., TE Products Pipeline Company, Limited Partnership, and TCTM, L.P., and $10 million of the demand note receivable due from Duke Energy Field Services, L.P. (DEFS), a joint venture formed between Duke Energy and ConocoPhillips. Also on March 31, 2000, Duke Energy indirectly contributed its remaining investment in the LLC to DEFS.

         The Company is the general partner of TEPPCO Partners, L.P. (the Partnership). The Company, as general partner, performs all management and operating functions required for the Partnership pursuant to the Agreement of Limited Partnership of TEPPCO Partners, L.P. (the Partnership Agreement). The Company is reimbursed by the Partnership for all reasonable direct and indirect expenses incurred in managing the Partnership.

         On July 26, 2001, the Company restructured its general partner ownership of TE Products Pipeline Company, Limited Partnership and TCTM, L.P. (collectively the Operating Partnerships) to cause them to be indirectly wholly owned by the Partnership. TEPPCO GP, Inc., a wholly owned subsidiary of the Partnership, succeeded the Company as general partner of the Operating Partnerships. All remaining partner interests in the Operating Partnerships not already owned by the Partnership were transferred to the Partnership. In exchange for this contribution, the Company's interest as general partner of the Partnership was increased to 2%. The increased percentage is the economic equivalent of the aggregate interest the Company had prior to the restructuring through its combined interests in the Partnership and the Operating Partnerships. This reorganization was undertaken to simplify required financial reporting by the Operating Partnerships when guarantees of Partnership debt are issued by the Operating Partnerships.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      PRINCIPLES OF CONSOLIDATION

                  The balance sheet includes the Company's accounts on a consolidated basis. Significant intercompany items have been eliminated in consolidation. The Company's investment in the Partnership is accounted for using the equity method.

         (b)      CASH AND CASH EQUIVALENTS

                  Cash equivalents are defined as all highly marketable securities with a maturity of three months or less when purchased. The Company generally does not maintain cash balances. Cash transactions are generally settled through intercompany accounts (see note 3, Related Party Transactions).

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                       Notes to Consolidated Balance Sheet

                                December 31, 2002


         (c)      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Accounts receivable and accounts payable approximate fair value due to the short-term maturity of these financial instruments. The fair value of the Company's note receivable is more fully described in note 4, Note Receivable.

         (d)      USE OF ESTIMATES

                  The preparation of the consolidated balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

         (e)      INCOME TAXES

                  The Company became a nontaxable entity for federal income tax purposes as of March 31, 2000 but remains a taxable entity for state income tax purposes.

                  The Company follows the asset and liability method of accounting for state income taxes. Under this method, deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes, and such amounts as measured by tax laws and regulations. These deferred income taxes are measured by applying enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income.

(3)      RELATED-PARTY TRANSACTIONS

         The Company generally does not maintain cash balances. Cash transactions are generally settled through intercompany accounts. Accounts receivable, related parties, on the consolidated balance sheet at December 31, 2002 represents unpaid amounts charged to the Partnership related to business activities of the Partnership and cash advances to DEFS.

(4)      NOTE RECEIVABLE

         As of December 31, 2002, the Company held a $10 million demand note receivable due from DEFS. Interest is payable quarterly. The rate on the note fluctuates quarterly based on the one-month LIBOR rate, plus 50 basis points, as of the last day of the preceding calendar quarter. Under the terms of the note, DEFS may prepay the note, in whole or in part, without premium or penalty. The Company believes that the amount included in the consolidated balance sheet for the note receivable materially represents fair value at December 31, 2002, as the underlying interest rate is based on market rates. The note receivable due from DEFS is classified as contra-equity on the consolidated balance sheet as of December 31, 2002. (See note 1, Basis of Presentation).

(5)      INVESTMENTS

         On March 7, 1990, in conjunction with the formation of the Partnership, the Company contributed cash and conveyed all assets and liabilities (other than certain intercompany and tax-related items) to the Partnership in return for a 1.0101% general partner interest in TE Products Pipeline Company, Limited Partnership and



                                       4                             (Continued)

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                       Notes to Consolidated Balance Sheet

                                December 31, 2002


         a 1% general partner interest in TEPPCO Partners, L.P. On July 26, 2001, the Company restructured its general partner ownership of the Operating Partnerships (see note 1, Basis of Presentation). The assets and liabilities of the Partnership are summarized below (in thousands):

                                              DECEMBER 31,
                                                  2002
                                              ------------
Current assets                                $    360,567
Property, plant, and equipment, net              1,587,824
Equity investments                                 284,705
Intangible assets                                  465,374
Other assets                                        72,172
                                              ------------
                                              $  2,770,642
                                              ============
Current liabilities                           $    366,783
Long-term debt                                   1,377,692
Other liabilities and deferred credits              30,962
Redeemable Class B Units held by
     related party                                 103,363
Partners' capital                                  891,842
                                              ------------
                                              $  2,770,642
                                              ============

(6)      INCOME TAXES

         At December 31, 2002, accrued income taxes payable was comprised of $134,000 of state income taxes.

         As of December 31, 2002, the difference between the financial statement carrying value and related tax basis of existing assets and liabilities, primarily the Company's equity investment in the Partnership, resulted in a deferred tax liability for state income taxes of $1,166,000.

(7)      COMMITMENTS AND CONTINGENCIES

         In the fall of 1999 and on December 1, 2000, the Company and the Partnership were named as defendants in two separate lawsuits in Jackson County Circuit Court, Jackson County, Indiana, styled Ryan E. McCleery and Marcia S. McCleery, et. al. v. Texas Eastern Corporation, et. al. (including the Company and Partnership) and Gilbert Richards and Jean Richards v. Texas Eastern Corporation, et. al. (including the Company and Partnership). In both cases, the plaintiffs contend, among other things, that the Company and other defendants stored and disposed of toxic and hazardous substances and hazardous wastes in a manner that caused the materials to be released into the air, soil, and water. They further contend that the release caused damages to the plaintiffs. In their complaints, the plaintiffs allege strict liability for both personal injury and property damage together with gross negligence, continuing nuisance, trespass, criminal mischief, and loss of consortium. The plaintiffs are seeking compensatory, punitive, and treble damages. The Company has filed an answer to both complaints, denying the allegations, as well as various



                                       5                             (Continued)

                  TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
                                 AND SUBSIDIARY

                       Notes to Consolidated Balance Sheet

                                December 31, 2002


         other motions. These cases are not covered by insurance. Discovery is ongoing, and the Company is defending itself vigorously against the lawsuits. The plaintiffs have not stipulated the amount of damages that they are seeking in the suit. The Company cannot estimate the loss, if any, associated with these pending lawsuits. The Partnership would be responsible for the liability for any settlements and judgments associated with these lawsuits.

(8)      SUBSEQUENT EVENT

         In May 2003, the Company was named as a defendant in a lawsuit styled John R. James, et al. V. J Graves Insulation Company, et al. as filed in the first Judicial District Court, Caddo Parish, Louisiana. There are numerous plaintiffs identified in the action that are alleged to have suffered damages as the result of alleged exposure to asbestos-containing products and materials. According to the petition and as a result of a preliminary investigation, the Company believes that the only claim asserted against it results from one individual for the period of July 1971 through June 1972, who is alleged to have worked at a facility owned by the Company's predecessor. This period is a relatively minor period with respect to the total alleged exposure period for this individual from January 1964 through December 2001. The individual's claims involve numerous employers and alleged job sites. Currently, the Company has been unable to confirm involvement by the Company or its predecessors with the alleged location, and it is currently uncertain whether this case is covered by insurance. Discovery is planned and, if the Company is unable to obtain early voluntary dismissal, the Company intends to defend itself vigorously against this lawsuit. The plaintiffs have not stipulated the amount of damages that they are seeking in this suit. The Company cannot estimate the loss, if any, associated with this pending lawsuit.



                                       6